                                                                    EXHIBIT 11.1

                              IDENTIX INCORPORATED

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                  FISCAL YEAR ENDED
                                                                       JUNE 30,
                                                      -------------------------------------------
                                                         1997            1996            1995
                                                      -----------     -----------     -----------
Net income (loss)...................................  $ 1,250,000     $(3,441,000)    $  (715,000)
Number of shares used in computing per share
  amounts:
  Weighted average common shares outstanding........   24,366,000      23,485,000      19,371,000
  Common equivalent shares attributable to stock
     options and warrants...........................      770,000               *               *
                                                      -----------     -----------     -----------
  Total weighted average common and common
     equivalent shares outstanding..................   25,136,000      23,485,000      19,371,000
                                                      ===========     ===========     ===========
Net income (loss) per share.........................  $      0.05     $     (0.15)    $     (0.04)
                                                      ===========     ===========     ===========

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* Common equivalent shares had an anti-dilutive effect.